Exhibit 3.1

DCT INDUSTRIAL TRUST INC.

ARTICLES OF AMENDMENT

DCT Industrial Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation (the “Department”) of Maryland that:

FIRST: The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting therefrom in its entirety the first sentence of Section 3.1 of Article 3 and inserting in lieu thereof a new sentence to read as follows:

The total number of shares of capital stock which the Company is authorized to issue is six hundred fifty million (650,000,000), consisting of five hundred million (500,000,000) shares of common stock, $0.01 par value per share (described in Section 3.2 hereof), fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (described in Section 3.3 hereof), and one hundred million (100,000,000) Shares-in-Trust, $0.01 par value per share (described in Section 3.8 hereof).

SECOND: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 500,000,000 shares of stock, consisting of 350,000,000 shares of Common Stock, $0.01 par value per share, 50,000,000 shares of Preferred Stock, $0.01 par value per share, and 100,000,000 Shares-in-Trust, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value was $5,000,000.

THIRD: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 650,000,000 shares of stock, consisting of 500,000,000 shares of Common Stock, $0.01 par value per share, 50,000,000 shares of Preferred Stock, $0.01 par value per share, and 100,000,000 Shares-in-Trust, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $6,500,000.

FOURTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law and the Charter to be made without any action by the stockholders of the Corporation.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by these Articles of Amendment.

SIXTH: These Articles of Amendment shall become effective upon filing with the Department.

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[The remainder of this page has been left blank intentionally.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 30th day of October, 2012.

DCT INDUSTRIAL TRUST, INC.

By:	/s/ Philip L. Hawkins
	Name:	Philip L. Hawkins
	Title:	Chief Executive Officer

ATTEST:

By:	/s/ John G. Spiegleman
	Name:	John G. Spiegleman
	Title:	Executive Vice President, Secretary and General Counsel